Exhibit 10.31
HILLENBRAND, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(As Amended and Restated July 1, 2010)

TABLE OF CONTENTS
HILLENBRAND, INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

-i-

TABLE OF CONTENTS
(continued)

-ii-

HILLENBRAND, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(As Amended and Restated July 1, 2010
W I T N E S S E T H:
WHEREAS, in accordance with that certain Distribution Agreement (as defined below), Hillenbrand Industries, Inc. (to be re-named Hill-Rom Holdings, Inc. prior to or effective upon the Distribution referred to below and hereinafter referred to in these recitals as “RemainCo” or “Hill-Rom Holdings, Inc.”) proposes to distribute its entire ownership interest in Batesville Holdings, Inc. (to be re-named Hillenbrand, Inc. prior to or effective upon the Distribution and hereinafter referred to in these recitals as “SpinCo or “Hillenbrand, Inc.”) through a pro-rata distribution of all of the outstanding shares of SpinCo common stock then owned by RemainCo to the holders of RemainCo common stock (“Distribution”); and
WHEREAS, RemainCo and SpinCo have entered into that certain Employee Matters Agreement (as defined below) for the purpose of continuing benefits for the pre-Distribution directors, employees and consultants of RemainCo and its subsidiaries; and
WHEREAS, in accordance with Section 2.5 of the Employee Matters Agreement, SpinCo is to adopt and implement a Supplemental Executive Retirement Plan with features that are comparable to the Hillenbrand Industries, Inc. Supplemental Executive Retirement Plan, as amended to be effective as of the date of the consummation of the transactions contemplated by the Distribution Agreement; and
WHEREAS, effective as of the date of the consummation of the transactions contemplated by the Distribution Agreement (the “Effective Date”), Hillenbrand, Inc. (the “Employer”) establishes the Hillenbrand, Inc. Supplemental Executive Retirement Plan (the “Plan”) to provide selected key executives of the Employer and SpinCo Participants (as defined below) with competitive supplemental retirement benefits and additional retirement income.
ARTICLE I.
DEFINITIONS
1.1
“Base Salary” means the annual calendar earnings of a Participant including wages and salary as reported for federal income tax purposes, but excluding all bonus payments of any kind, commissions, incentive compensation, equity based compensation, long term performance compensation, perquisites and other forms of additional compensation.

1.2
“Beneficiary” means, with respect to the Supplemental Retirement Benefit (as defined in paragraph 4.1(a)), the person, persons, trust or other entity designated by the Participant to receive any benefits payable under the Pension Plan.

1.3	“Board” means the Board of Directors of Hillenbrand, Inc.

1.4	“Cause” means
(i)	a Participant’s embezzlement or material misappropriation of funds or property of the Employer, or

(ii)	the willful engaging by a Participant in conduct constituting a felony or gross misconduct, which is materially and demonstrably injurious to the Employer.
1.5	A “Change in Control” means
(i)
the date that any person, corporation, partnership, syndicate, trust, estate or other group acting with a view to the acquisition, holding or disposition of securities of the Company, becomes, directly or. indirectly, the beneficial owner, as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (“Beneficial Owner”), of securities of the Company representing 35% or more of the voting power of all securities of the Company having the right under ordinary circumstances to vote at an election of the Board (“Voting Securities”), other than by reason of (x) the acquisition of securities of the Company by the Company or any of its Subsidiaries or any employee benefit plan of the Company or any of its Subsidiaries, (y) the acquisition of securities of the Company directly from the Company, or (z) the acquisition of securities of the Company by one or more members of the Hillenbrand Family (which term shall mean descendants of John A. Hillenbrand and their spouses, trusts primarily for their benefit or entities controlled by them);

(ii)	the consummation of a merger or consolidation of the Company with another corporation unless
(A) the shareholders of the Company, immediately prior to the merger or consolidation, beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to 50% or more of the voting power of all securities of the corporation surviving the merger or consolidation having the right under ordinary circumstances to vote at an election of directors in substantially the same proportions as their ownership, immediately prior to such merger or consolidation, of Voting Securities of the Company;
(B) no person, corporation, partnership, syndicate, trust, estate or other group beneficially owns, directly or indirectly, 35% or more of the voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation except to the extent that such ownership existed prior to such merger or consolidation; and

(C) the members of the Company’s Board, immediately prior to the merger or consolidation, constitute, immediately after the merger or consolidation, a majority of the board of directors of the corporation issuing cash or securities in the merger;
(iii)
the date on which a majority of the members of the Board consist of persons other than Current Directors (which term shall mean any member of the Board on the date hereof and any member whose nomination or election has been approved by a majority of Current Directors then on the Board);

(iv)	the consummation of a sale or other disposition of all or substantially all of the assets of the Company; or

(v)	the date of approval of the shareholders of the Company of a plan of complete liquidation of the Company.
1.6	“Code” means the Internal Revenue Code of 1986, as amended.

1.7	“Committee” means the Compensation and Management Development Committee of the Board.

1.8	“Company” means Hillenbrand, Inc. and its Subsidiaries.

1.9	“Distribution Agreement” means the Distribution Agreement by and between Hillenbrand Industries, Inc. and Batesville Holdings, Inc. dated as of March 14, 2008.

1.10	“Employee Matters Agreement” means the Employee Matters Agreement by and between Hillenbrand Industries, Inc. and Batesville Holdings, Inc. dated as of March 14, 2008.

1.11	“Employer” means the Company.

1.12	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.13
“Participant” means any SpinCo Participant as set forth in Section 3.1 and any individual who is a non-bargained for, full-time or regular part-time employee of the Employer who is selected for participation in this Plan pursuant to Article III.

1.14	“Prior SERP” means the Hillenbrand Industries, Inc. Supplemental Executive Retirement Plan as in effect immediately prior to the Effective Date.

1.15	“Pension Plan” means the Hillenbrand, Inc. Pension Plan, as amended.

1.16	“SpinCo Participant” shall have the meaning set forth in Section 1.1 of the Employee Matters Agreement.

1.17	“Subsidiary” means an operating company unit of which a majority equity interest is owned directly or indirectly by the Company.

1.18
“Target Bonus” means the designated percentage of a Participant’s Base Salary utilized in the Company’s short term incentive compensation plan, regardless of what percent of a Participant’s Base Salary had been paid.

ARTICLE II.
ADMINISTRATION OF THIS PLAN
2.1
Committee. This Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum and all decisions made by the Committee pursuant to provisions of this Plan shall be made by a majority of the Committee members present at any duly held regular or special meeting at which a quorum is present or by the unanimous written consent of a majority of the Committee members in lieu of any such meeting.

2.2
Committee Duties. The Committee shall also have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with this Plan. The Committee shall have the sole discretionary authority and all powers necessary to accomplish these purposes, including, but not by way of limitation, the right, power, authority and duty:

(a)
To make rules, regulations and procedures for the administration of this Plan which are not inconsistent with the terms and provisions hereof, provided such rules, regulations and procedures are evidenced in writing and copies thereof are delivered to the Employer.

(b)	To construe and interpret all terms, provisions, conditions and limitations of this Plan;

(c)
To correct any defect, supply any omission, construe any ambiguous or uncertain provisions, or reconcile any inconsistency that may appear in this Plan, in such manner and to such extent as it shall deem expedient to carry this Plan into effect;

(d)
To employ and compensate such accountants, attorneys, investment advisors and other agents and employees as the Committee may deem necessary or advisable in the proper and efficient administration of this Plan;

(e)	To determine all questions relating to eligibility;

(f)	To determine the amount, manner and time of payment of any benefits hereunder and to prescribe procedures to be followed by distributees in obtaining benefits;

(g)	To prepare, file and distribute, in such manner as the Committee determines to be appropriate, such information and material as is required by the reporting and disclosure requirements of ERISA; and

(h)	To make a determination as to the right of any person to receive a benefit under this Plan.
2.3
Agent. In the administration of this Plan, the Committee may, from time to time, employ an agent and delegate to it such administrative duties as it sees fit and may, from time to time, consult with counsel who may be counsel to the Employer.

2.4
Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of this Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in this Plan and shall not be subject to appeal except as provided in Article VIII.

ARTICLE III.
PARTICIPATION
3.1
Participants as of the Effective Date. As of the Effective Date, a Participant in the Plan shall include any SpinCo Participant who, as of the day before the Effective Date, has earned a Supplemental Retirement Benefit (as defined in the Prior SERP) under the Prior SERP.

3.2
Participants after the Effective Date. Except as provided in Section 3.1, participation in this Plan shall be determined by the Committee or any person designated by it. In no event shall any employee of the Employer become eligible to participate in this Plan if such employee would not be considered a member of a select group of management or highly compensated employees for purposes of ERISA.

ARTICLE IV.
SUPPLEMENTAL RETIREMENT BENEFIT
4.1	Supplemental Retirement Benefit.
(a)
For each Participant who participates in the Pension Plan and continues to accrue a benefit thereunder while this Plan is in effect (“Traditional Participant”), such Traditional Participant shall be paid a monthly benefit under this Plan (“Supplemental Retirement Benefit”) equal in amount to (1) the monthly benefit payable under the Pension Plan (i) without the limitations on maximum benefits set forth in Section 415 of the Code, and (ii) with the changes to the calculation of “Earnings” (as defined in the Pension Plan) as described in paragraph (b) of this Section 4.1, less (2) the monthly benefit payable under the Pension Plan.

(b)
For purposes of calculating the Supplemental Retirement Benefit under this Section 4.1, “Earnings” as defined in the Pension Plan shall include the amount of a Traditional Participant’s Target Bonus (whether or not the target is attained and whether or not the Target Bonus is paid) for a calendar year, including any Target Bonus for calendar years prior to the Effective Date for the same years that Earnings is used to determine the Participant’s monthly benefit payable under the Pension Plan, and such Earnings shall not be limited by the compensation limits set forth in Code Section 401(a)(17); provided however, that such “Earnings” may be limited in amount by the Board or Committee, as they determine in their sole discretion, for any one or more Traditional Participants.

(c)
Exhibit “A” attached hereto provides an example of the calculation of “Average Monthly Earnings” (as defined in the Pension Plan) used in the calculation of a Traditional Participant’s Supplemental Retirement Benefit hereunder.

4.2
Subject To Pension Plan. Except as provided in Article 4.1 above and as provided below in Section 4.3 with respect to the payment of the Supplemental Retirement Benefit, the Supplemental Retirement Benefit to be paid a Traditional Participant shall be subject to all provisions of the Pension Plan, including but not limited to, all monthly benefit calculations, normal and early retirement, deferred vested benefits, disability retirement, vesting, benefit election options, beneficiary designations and joint and survivor benefits.

4.3	Payment of Supplemental Retirement Benefits.
(a)
Normal Supplemental Retirement Benefits. Except as provided in Section 4.3(d) below, each Traditional Participant who attains his Normal Retirement Date (as defined in the Pension Plan) shall receive a monthly benefit. Unless such Traditional Participant elects a form of annuity set forth on Annex A attached hereto prior to the date of his Normal Retirement Benefit Commencement Date (as defined below), such Traditional Participant, if unmarried, shall receive a life annuity with guaranteed payment for 24 months (“Single, Normal Form of Payment”), or if married, a 50% joint and survivor annuity (“Married, Normal Form of Payment”). Monthly Normal Supplemental Retirement Benefit payments shall be determined and paid as an annuity beginning as of the first day of the calendar month following the date of a Traditional Participant’s termination of employment (“Normal Retirement Benefit Commencement Date”) and shall be paid monthly thereafter as of the first day of each succeeding month, except that the first six monthly payments shall be suspended until, and shall be paid to the Traditional Participant on, the first day of the seventh month following the date of the Traditional Participant’s termination of employment.

(b)
Early Supplemental Retirement Benefits. Except as provided in Section 4.3(d) below, each Traditional Participant who attains his Early Retirement Date (as defined in the Pension Plan) shall receive a monthly benefit. Unless such Traditional Participant elects a form of annuity set forth on Annex A attached hereto prior to the date his Early Retirement Benefit Commencement Date (as defined below), such Traditional Participant, if unmarried, shall receive a Single, Normal Form of Payment, or if married, a Married, Normal Form of Payment. Monthly Early Supplemental Retirement Benefit payments shall be determined and paid as an annuity beginning on the first day of the calendar month following the date of a Traditional Participant’s termination of employment (“Early Retirement Benefit Commencement Date”) and shall be paid monthly thereafter as of the first day of each succeeding month, except that the first six monthly payments shall be suspended until, and shall be paid to the Traditional Participant on, the first day of the seventh month following the date of the Traditional Participant’s termination of employment. A Traditional Participant can elect to change his Early Retirement Benefit Commencement Date so long as such election is made a year prior to the Early Retirement Benefit Commencement Date and made before attaining age 60. The new Early Retirement Benefit Commencement Date must be a date after the 5th anniversary of the Early Retirement Benefit Commencement Date and must be a date before he attains age 65.

(c)
Deferred Vested Supplemental Retirement Benefits. Except as provided in Section 4.3(d) below, each Traditional Participant who attains his Vested Retirement Date (as defined in the Pension Plan) shall receive a monthly benefit. Unless such Traditional Participant elects a form of annuity set forth on Annex A attached hereto prior to the date of his Deferred Vested Benefit Commencement Date (as defined below), such Traditional Participant, if unmarried, shall receive a Single, Normal Form of Payment, or if married, a Married, Normal Form of Payment. Monthly Deferred Vested Supplemental Retirement Benefits shall be determined and paid as an annuity beginning on the later to occur of (i) the first day of the calendar month following the date a Traditional Participant attains age 55 or (ii) the first day of the calendar month following the date of a Traditional Participant’s termination of employment (“Deferred Vested Benefit Commencement Date”) and shall be paid monthly thereafter as of the first day of each succeeding month, except that the first six monthly payments shall be suspended until, and shall be paid to the Traditional Participant on, the first day of the seventh month following the date of the Traditional Participant’s termination of employment. A Traditional Participant can elect to change his Deferred Vested Benefit Commencement Date so long as such election is made a year prior to the Deferred Vested Benefit Commencement Date and made before attaining age 60. The new Early Retirement Benefit Commencement Date must be a date after the 5th anniversary of the Deferred Vested Benefit Commencement Date and must be a date before he attains age 65.

4.4
Change in Control. Notwithstanding the vesting requirement set forth in the Pension Plan and except as provided in Section 4.4 below, upon the occurrence of a Change in Control a Traditional Participant shall be credited with five (5) years of “Vesting Service” (as defined in the Pension Plan) for purposes of determining whether a Traditional Participant is eligible for a Supplemental Retirement Benefit.

4.5
Forfeiture of Supplement Retirement Benefit. Notwithstanding any other provision of this Article IV, upon the termination of a Traditional Participant’s employment by the Company or any of its Subsidiaries for Cause, such Traditional Participant shall forfeit all rights to any Supplemental Retirement Benefit under this Article IV, and the Employer shall have no obligation to make any such payments.

4.6
Frozen Supplemental Retirement Benefit. If the Committee (at its sole discretion) should determine that a Traditional Participant is no longer eligible to earn or accrue a Supplemental Retirement Benefit as provided for under this Article IV, then, on the date of such determination by the Committee, the Traditional Participant’s Supplemental Retirement Benefit shall be frozen as of such date and he or she will earn or accrue no Supplemental Retirement Benefit thereafter.

4.7
Elections under the Prior SERP. Any and all elections made by a Participant under the Prior SERP with respect to his or her Supplemental Retirement Benefit under the Prior SERP shall be deemed to be an election under this Plan with respect to the Participant’s Supplemental Retirement Benefit under this Article IV.

4.8
Termination of Supplemental Retirement Benefits under the Prior SERP and Payments under this Plan. If a Participant is receiving payments under the Prior SERP as of the day before the Effective Date, then as of the Effective Date, no further payments of his or her Supplemental Retirement Benefit under the Prior SERP shall be paid to the Participant under the Prior SERP, and as of the Effective Date, the remaining Supplemental Retirement Benefit under the Prior SERP shall be the Supplemental Retirement Benefit of such Participant under this Plan and shall be paid under this Plan in accordance with the elections made as set forth in Section 4.7 above. If, as of the day before the Effective Date, a Participant has earned a Supplemental Retirement Benefit under the Prior SERP but is not an employee of the Employer and payments under the Prior SERP have not commenced, then as of the Effective Date, no payments of such Supplemental Retirement Benefit under the Prior Plan shall be paid to such Participant under the Prior SERP, and the Supplemental Retirement Benefit under the Prior SERP as of the day before the Effective Date shall be the Participant’s Supplemental Retirement Benefit under this Plan which shall be paid to the Participant as set forth in this Article IV. If, as of the day before the Effective Date, a Participant who is an employee of the Employer on the Effective Date has earned a Supplemental Retirement Benefit under the Prior SERP, but payments under the Prior SERP have not commenced, then as of the Effective Date, no payments of such Supplemental Retirement Benefit under the Prior SERP shall be paid to such Participant under the prior SERP, and he or she shall only be entitled to the Supplemental Retirement Benefit earned under this Plan. Notwithstanding anything herein to the contrary, a Participant under Section 3.1 shall, on or after the Effective Date, only receive a Supplemental Retirement Benefit under this Plan and shall receive no Supplemental Retirement Benefit under the Prior SERP.

ARTICLE V.
OFFSET FOR OBLIGATIONS TO EMPLOYER
If, at such time as the Participant becomes entitled to benefit payments hereunder, the Participant has any debt, obligation or other liability representing an amount owing to the Company or any Subsidiary, and if such debt, obligation, or other liability is due and owing at the time benefit payments are payable hereunder, the Employer may offset the amount owed the Company or the Subsidiary against the amount of benefits otherwise distributable hereunder.
ARTICLE VI.
RIGHTS OF A PARTICIPANT
Establishment of this Plan shall not be construed as giving any Participant the right to be retained in the Employer’s service or employ or the right to receive any benefits not specifically provided by this Plan.
Payments under this Plan will not be segregated from the general funds of the Employer and no Participant will have any claim on any specific assets of the Employer. To the extent that any Participant acquires a right to receive benefits under this Plan, his or her right will be no greater than the right of any unsecured general creditor of the Employer and is not assignable or transferable except to his or her Beneficiary or estate.
ARTICLE VII.
AMENDMENT AND TERMINATION
7.1
Amendment. This Plan may be amended from time to time by resolution of the Board. The amendment of any one or more provisions of this Plan shall not affect the remaining provisions of this Plan. No amendment shall reduce any benefits accrued by any Participant prior to the amendment.

7.2	Termination. The Board has the right to terminate this Plan at any time. Any benefit accrued prior to this Plan’s termination will continue to be subject to the provisions of this Plan.

ARTICLE VIII.
DETERMINATION OF BENEFITS
8.1
Claim. A person who believes that he is being denied a benefit to which he is entitled under this Plan (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Committee, setting forth his claim. The request must be addressed to the Committee.

8.2
Claim Decision. Upon receipt of a claim, the Committee shall advise the Claimant that a reply will be forthcoming within a reasonable time, but not later than 90 days from its receipt of the claim and shall, in fact, deliver such reply within such period. The Committee may, however, extend the reply period for an additional 90 days if the Committee determines that special circumstances require such an extension. If an extension is required, written notice shall be furnished to the Claimant prior to the termination of the initial 90-day period. The extension notice shall indicate (i) the special circumstances requiring an extension of time; and (ii) the date by which the Committee expects to tender the benefit determination. If the claim is denied in whole or in part, the Committee shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth:

(a)	The specific reason for such denial;

(b)	The specific reference to pertinent provisions of this agreement upon which such denial is based;

(c)	A description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary.

(d)
Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review, including the Claimant’s right to bring a civil action following an adverse benefit determination on review; and

(e)	The time limits for requesting a review.
8.3
Request for Review. Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Committee review its determination. Such request must be addressed to the Committee. The Claimant or his duly authorized representative may, but need not, review the pertinent documents, records and other information, receive copies of such information, and submit documents, records, issues and comments in writing for consideration by the Committee. If the Claimant does not request a review of the Committee’s determination within such sixty (60) day period, he shall be barred and estopped from challenging the Participating Employer’s determination.

8.4
Review of Decision. Within a reasonable time not later than sixty (60) days after the Board of Directors’ receipt of a request for review, the Committee will review its determinations. After considering all materials presented by the Claimant, the Committee will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth (a) the specific reasons for the decision; (b) and containing specific references to the pertinent provisions of this Plan on which the decision is based; (c) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits; and (d) a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA. If special circumstances require that the sixty (60) day time period be extended, the Committee will so notify the Claimant prior to the termination of the initial 60-day period and will render the decision as soon as possible, but no later than one hundred twenty (120) days after the filing of the request for review. The extension notice will set forth: (a) the special circumstances; and (b) the date as of which the benefit determination will be made.

ARTICLE IX.
NOTICES
Notices and elections under this Plan must be in writing. A notice or election is deemed delivered if it is delivered personally or mailed by registered or certified mail to the person at his or her last known business address.
ARTICLE X.
GENERAL PROVISIONS
10.1
Controlling Law. The provisions of this Plan shall be subject to regulation under ERISA. To the extent not preempted by federal law, this Plan shall be construed and interpreted according to the laws of the State of Indiana.

10.2	Captions. The captions of Articles and Sections of this Plan are for the convenience of reference only and shall not control or affect the meaning or construction of any of its provisions.

10.3
Facility of Payment. Any amounts payable hereunder to any Participant who is under legal disability or who, in the judgment of the Committee, is unable to properly manage his or her financial affairs may be paid to the legal representative of such Participant or may be applied for the benefit of such Participant in any manner which the Committee may select, and any such payment shall be deemed to be payment for such Participant’s account and shall be a complete discharge of all liability of the Employer with respect to the amount so paid.

10.4
Withholding of Payroll Taxes. To the extent required by the laws in effect at the time compensation or deferred compensation payments are made, the Employer shall withhold from such compensation, or from deferred compensation payments made hereunder, any taxes required to be withheld for federal, state or local government purposes.

10.5	Protective Provisions. A Participant will cooperate with the Employer by furnishing any and all information requested by the Employer in order to facilitate the payment of benefits hereunder.

10.6
Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

10.7
Successor. The provisions of this Plan shall bind and inure to the benefit of Hillenbrand, Inc. and its successors and assigns. The terms successors and assigns as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of Hillenbrand, Inc. and successors of any such company or other business entity.

ARTICLE XI.
UNFUNDED STATUS OF PLAN
It is the intention of the parties that the arrangements herein described be unfunded for tax purposes and for purposes of Title I or ERISA. Plan participants have the status of general unsecured creditors of the Employer. This Plan constitutes a mere promise by the Employer to make payments in the future.
ARTICLE XII.
RIGHTS TO BENEFITS
Subject to Article V, a Participant’s rights to benefit payments under this Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the participant or the participant’s beneficiaries.

ARTICLE XIII.
BOARD APPROVAL
This Plan was approved by the Board originally on February 8, 2008, and, as amended and restated, on                     , 2009.
IN WITNESS WHEREOF, the Employer has caused this Plan, as amended and restated, to be executed this       day of                     , 2009.

HILLENBRAND, INC.

By:

Name:

Title:

EXHIBIT “A”
Example of
Average Monthly Earnings for
Supplemental Retirement Benefit
Calculation of Target Bonus

		Target	Target
	Base Salary	Bonus %	Bonus

Year 5	$210,000	40%	$84,000
Year 4	201,500	30%	60,450
Year 3	194,000	30%	58,200
Year 2	185,500	24%	44,520
Year 1	180,000	24%	43,200

			Supplemental
	Earnings (Pension Plan)		Retirement
	w/o § 401(a)17 limits	Target Bonus	Earnings

Year 5	$210,000	$84,000	$294,000
Year 4	201,500	60,450	261,950
Year 3	194,000	58,200	252,200
Year 2	185,500	44,520	230,020
Year 1	180,000	43,200	223,200

			$1,261,370

Average Monthly Earnings for Supplemental Retirement Benefit:
$ 1,261,370 ÷ 5 ÷ 12 = $21,023

ANNEX A
Payment Annuity Options
1.	Single Life Annuity

2.	66-2/3% Joint and Survivor Annuity

3.	75% Joint and Survivor Annuity

4.	100% Joint and Survivor Annuity

5.	5-Year Certain and Life

6.	10-Year Certain and Life

7.	15-Year Certain and Life

8.	20-Year Certain and Life